Exhibit 10.6

CONFIDENTIAL

FORM OF TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of                     , 2021, by and between BOA Acquisition Corp., a Delaware corporation (“BOA”), Selina Holding Company, UK Societas (the “Company”), and Fondo Grupo Wiese Internacional, a private equity fund with Tax Number N° 20603788355, managed by CREUZA S.G. S.A.C., with its registered office in Av. Mariscal José De la Mar 750, oficina 201, Miraflores, Lima, Peru. (the “Shareholder”). Each of BOA, the Company and the Shareholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS

WHEREAS, it is intended that BOA, the Company and a subsidiary of the Company that is a Delaware corporation (“Merger Sub”), shall enter into a Business Combination Agreement. An advanced draft of the proposed Business Combination Agreement is attached hereto as Exhibit B (such draft as amended, supplemented or otherwise modified from time to time (x) in accordance with this Agreement, and (y) (once entered into) in accordance with its terms and this Agreement, the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into BOA, with BOA as the surviving company in the merger and, as a result of such merger, among other things, all of the issued and outstanding capital stock of BOA at the Effective Time shall be automatically converted into the right to receive Company Ordinary Shares, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, the Shareholder is the legal and beneficial owner of the number and class or series (as applicable) of Equity Securities of the Company set forth on Schedule A hereto (together with any other Equity Securities of the Company that the Shareholder acquires legal or beneficial ownership of after the date hereof, collectively, the “Subject Company Shares”). For the avoidance of doubt, the Parties agree that for the purposes of this Agreement, the term Subject Company Shares will exclude the Convertible Loan Notes, until such convertible instruments become duly converted into Company’s shares, as applicable; such shares (once allotted and issued to the Investor) shall be Subject Company Shares;

WHEREAS, in consideration for the benefits to be received by the Shareholder under the terms of the Business Combination Agreement and as a material inducement to BOA and the Company to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Shareholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that neither BOA nor the Company would have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Company Shareholder Approval and Related Matters.

(a) As promptly as reasonably practicable (and in any event within three (3) Business Days) following the date that the notice of the Company’s general meeting is delivered by the Company, the Shareholder shall, and shall cause any other registered holder of the Subject Company Shares to, duly execute and deliver to the Company and BOA, the voting proxy in substantially the form attached hereto as Exhibit A in respect of all the Subject Company Shares. In addition, prior to the Termination Date (as defined herein), the Shareholder irrevocably and unconditionally agrees that, at any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of shareholders of the Company, the Shareholder shall, and shall cause any other registered holder of any of the Subject Company Shares to vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Subject Company Shares, in favor of all of the matters, actions and proposals expressly contemplated by Section 5.9(b) (Company Shareholder Approvals) of the Business Combination Agreement, including, without limitation, all of the matters, actions and proposals contemplated by the Company Shareholder Resolutions, as set forth in the Circular referenced in Exhibit A hereto. Without limiting the generality of the foregoing, prior to the earlier to occur of the Closing and the Termination Date and subject to the other terms of this Agreement, (i) to the extent that it is necessary or advisable, in each case, as reasonably determined by the Company and to the extent also required of each other Company Shareholder that has signed a Transaction Support Agreement, for any matters, actions or proposals to be approved by the Shareholder in connection with, or otherwise in furtherance of, the transactions contemplated by the Business Combination Agreement and/or the Ancillary Documents, the Shareholder shall vote (or cause to be voted) the Subject Company Shares in favor of and/or consent to any such matters, actions or proposals promptly following written request thereof from the Company (in each case to the extent that such matters, actions or proposals are not adverse to the Shareholder), and (ii) the Shareholder shall vote (or cause to be voted) the Subject Company Shares against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Sections 6.1 or 6.2 of the Business Combination Agreement not being satisfied, provided, however, that nothing in this Agreement shall limit or restrict the ability of the Shareholder to vote against any matter that is adverse to the Shareholder; provided, further, that the Shareholder will not vote against or withhold consent to any matter that is expressly contemplated by the draft of the Business Combination Agreement or the Investor Rights Agreement attached hereto.

For the purposes of this Agreement, (i) “adverse to the Shareholder” means (A) adverse to its rights or economic position (as a Company Shareholder) as contemplated by the Company Shareholders Agreement, this Agreement, the draft of the Business Combination Agreement attached hereto as Exhibit B (and the Ancillary Documents in connection therewith, in the forms shared with the Shareholder to the date hereof), the bylaws and statutes of the Company in the terms and conditions applicable as of the date hereof, the Investor Rights Agreement to which Shareholder will become a party in the terms of the draft attached herein as Exhibit C, the resolutions included in the Company Shareholder Resolutions (in the form referenced in Exhibit A hereto) (together all documents referred in this Section (A), the “Reviewed Documents”), in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof or thereof (as applicable), and applicable Law, or (B) imposing or increasing obligations of Shareholder other than as contemplated within the Reviewed Documents or by applicable Law. For the avoidance of doubt, the entry into of the Business Combination Agreement and the Investor Rights Agreement (in each case to the extent such agreement complies with the terms of this Agreement) shall not be considered to be adverse to the Shareholder; and (ii) “Investor Rights Agreement” means the draft Investor Rights Agreement attached hereto as Exhibit C, as amended, supplemented or otherwise modified from time to time in accordance with (x) this Agreement (including to conform with Section 2(f)) and, (y) (once entered into) its terms and this Agreement.

(b) Without limiting any other rights or remedies of BOA or the Company, the Shareholder hereby irrevocably appoints the Company or any individual designated by the Company as the Shareholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Shareholder, to attend on behalf of the Shareholder the general meeting or any meeting of the Company Shareholders with respect to the matters described in Section 1(a), to include the Subject Company Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Shareholders, to vote (or cause to be voted) the Subject Company Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company Shareholders or any action by written consent by the Company Shareholders (including the Company Shareholder Resolutions), in each case, in the event that (i) the Shareholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a); or (ii) the Shareholder challenges (in Proceedings or otherwise), directly or indirectly, the validity or enforceability of its covenants, agreements or obligations under Section 1(a), or the voting proxy it executes in accordance with Section 1(a); or (iii) BOA and/or the Company notifies the Shareholder of its intent to exercise the proxy set forth in this Section 1(b) (provided that such voting proxy may not be used to vote the Company Shares in favour of matters, actions or proposals that are adverse to the Shareholder). For the avoidance of doubt, this does not prevent Shareholder from withdrawing or otherwise challenging the voting proxy if this Agreement has terminated in accordance with its terms, or the voting proxy has been or is being exercised in contravention of the terms and conditions contained herein.

(c) The proxy granted by the Shareholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for BOA and the Company entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Shareholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Shareholder and shall revoke any and all prior proxies granted by the Shareholder with respect to the Subject Company Shares. The vote or consent of the proxyholder with respect to the matters described in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Company Shares and a vote or consent by the Shareholder of the Subject Company Shares –or any other Person with the power to vote or provide consent with respect to the Subject Company Shares– with respect to the matters described in Section 1(a), to the extent the proxyholder exercises the proxy in compliance with the terms and conditions set forth in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except for those matters described in Section 1(a). For the avoidance of doubt, the proxy granted pursuant to Section 1(b) shall terminate automatically with no further action required if this Agreement is terminated in accordance with its terms.

(d) The Company and BOA acknowledge and agree that the Company general meeting contemplated by Section 1(a) (or the solicitation of written consents of the shareholders of the Company) shall be held (or sought) within thirty days after the date of the Business Combination Agreement and otherwise in accordance with Section 5.9(b) of the Business Combination Agreement.

2. Other Covenants and Agreements.

(a) The terms and conditions set forth in this Agreement do not require, and the execution of the Business Combination Agreement (or any of the Ancillary Documents in connection therewith) shall not cause, the termination, amendment, or limit or restrict the scope, in any respect, of any agreement entered into by and among the Company and the Shareholder or any of its Affiliates to the date hereof, and any such agreement shall continue in effect as per their corresponding terms and conditions.

(b) The Shareholder shall be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Shareholder is directly party thereto, and (ii) the first sentence of Section 5.6(a) (Exclusive Dealing) and Section 8.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Shareholder is directly party thereto; provided, however, that any amendment to such Sections as reflected in the draft of the Business Combination attached hereto that is adverse to the Shareholder shall be previously approved by the Shareholder in order to be applicable to the Shareholder (such approval not to be unreasonably withheld or delayed).

(c) The Shareholder hereby agrees to promptly execute and deliver (including upon any written request from the Company) any and all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be necessary or advisable, in each case, as reasonably determined by the Company, in connection with, or otherwise in furtherance of, the consummation of the transactions contemplated by the Business Combination Agreement or this Agreement (in each case to the extent that such agreements, documents or instruments are not adverse to the Shareholder ).

(d) The Shareholder acknowledges and agrees that BOA and the Company is entering into the Business Combination Agreement in reliance upon the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, and but for the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, neither BOA nor the Company would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.

(e) The Company shall provide to the Shareholder a copy of the Business Combination Agreement and the Investor Rights Agreement (and each amendment agreement thereto) as soon as reasonably practical after the earlier of the Company entering into the same or agreeing to a final form with BOA. The Parties agree that neither the Business Combination Agreement nor the Investor Rights Agreement (as attached at Exhibit B and Exhibit C hereto) shall be entered into in a form that is in any respect adverse to the Shareholder without the prior written consent of the Shareholder (such consent not to be unreasonably withheld or delayed).

(f) BOA and the Company acknowledge and agree that, pursuant to the Investor Rights Agreement to be entered into with the Shareholder (amongst others) prior to the Effective Time, the Shareholder shall:

(i) be subject to customary lock-up terms with respect to its Company Ordinary Shares including a post-Effective Time lock-up period not to exceed 180 days, subject to the exceptions from lock-up provided to Company Shareholders generally pursuant to the Investor Rights Agreement. Any waivers of lock-up granted by the Company to any shareholders who, together with any person to whom a shareholder has transferred shares after the date of this Agreement, hold, immediately upon the Effective Time, more than 1% and less than 5% of the issued share capital in the Company shall be granted to the Shareholder in respect of its Company Ordinary Shares; and

(ii) receive registration rights not less favourable than those afforded to any other Company Shareholder that is party to the Investor Rights Agreement,

in each case on terms to be further set out in the Investor Rights Agreement that are consistent with the foregoing.

3. Shareholder Warranties. The Shareholder warrants to BOA and the Company as follows:

(a) If the Shareholder is an entity, such Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) If the Shareholder is an entity, such Shareholder (i) has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform his, her or its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby, and (ii) the execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid, legal and binding agreement of the Shareholder (assuming that this Agreement is duly authorized, executed and delivered by BOA and the Company) enforceable against the Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Shareholder with respect to the Shareholder’s execution, delivery or performance of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by the Shareholder, the performance by the Shareholder of any of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, to the extent applicable to the Shareholder, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Shareholder is an entity, result in any breach of any provision of the Shareholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Shareholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Shareholder or any of his, her or its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Shares, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(e) The Shareholder is the registered legal and beneficial owner of the Subject Company Shares and has valid, good and marketable title to the Subject Company Shares, free and clear of all Liens. Except for the Equity Securities of the Company set forth on Schedule A hereto, together with any other Equity Securities of the Company that the Shareholder acquires legal or beneficial ownership of after the date hereof, the Shareholder does not own, legally or beneficially, any Equity Securities of any Group Company or have the right to acquire any Equity Securities of any Group Company. The Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Shares and, except for this Agreement, the Business Combination Agreement, the Company Shareholders Agreement and the Convertible Loan Notes, the Shareholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer any of the Subject Company Shares; or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Shares.

(f) There is no Proceeding pending or, to the Shareholder’s knowledge, threatened against or involving the Shareholder or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Shareholder, on its own behalf and on behalf of its Representatives, acknowledges, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and the transactions contemplated by this Agreement and the Business Combination Agreement and (ii) it has been furnished with or given access to such documents and information about the Company and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement to which it is or will be a party and the transactions contemplated hereby and thereby. For the avoidance of doubt, it is expressly stated that the Shareholder has not received the final forms of the Business Combination Agreement and the Investor Rights Agreement prior to the date hereof; however, the Parties have agreed that such agreements shall not be entered into, or subsequently amended, in a form adverse to the Shareholder without the prior written consent of the Shareholder (such consent not to be unreasonably withheld or delayed).

(h) The Shareholder is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation. Nor has any step been taken in any applicable jurisdiction to initiate any process by or under which:

(i) the ability of the creditors of the Shareholder to take any action to enforce their debts is suspended, restricted or prevented, including (without limitation) pursuant to a moratorium under Part A1 of the Insolvency Act 1986;

(ii) one or all of the creditors of the Shareholder accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums, or make any other compromise or arrangement with the Shareholder (including, without limitation a restructuring plan under Part 26A of the Companies Act 2006), with a view to preventing the dissolution of the Shareholder; or

(iii) a person is appointed to manage the affairs, business and assets of the Shareholder on behalf of its creditors.

4. Transfer of Subject Securities. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent the Company (such consent to be given or withheld in those Parties’ sole discretion), from and after the date hereof until the earlier of (i) the Closing of the Business Combination Agreement or (ii) the termination of the Business Combination Agreement (the “Termination Date”) or (iii) the termination of this Agreement, the Shareholder agrees not to (a) Transfer any of the Subject Company Shares, other than Transfers among Permitted Transferees of the Shareholder in accordance with the terms of the Company Shareholders Agreement (provided any Permitted Transferee affiliate executes a joinder agreeing to be bound by the terms of this Agreement prior to the Transfer being completed), (b) enter into (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

5. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, upon the earlier of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5 shall not affect any Liability on the part of any Party for a material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud, (ii) Section 2(b)(i) (solely to the extent that it relates to Section 5.3(a) (Confidentiality) of the Business Combination Agreement) shall survive any termination of this Agreement, (iii) Section 2(b)(i) (solely to the extent that it relates to Section 5.4(a) (Public Announcements) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(a), and (iv), Section 2(b)(ii) (solely to the extent that it relates to Section 8.18 (Trust Account Waiver) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(b).

In addition, the Shareholder’s obligations pursuant to this Agreement (together with the proxies contemplated hereby) shall automatically terminate and the voting proxy granted by the Shareholder pursuant to this Agreement shall be automatically revoked upon termination of this Agreement, without any notice or other action by any Party, upon the earlier of (x) the Business Combination Agreement (or any provision of thereof) or the Investor Rights Agreement (or any provision of thereof) is amended, supplemented, modified or waived or executed in any manner adverse to the Shareholder without the prior written consent of the Shareholder (such consent not to be unreasonably withheld or delayed), (y) June 30, 2022, and (z) if the signing of the Business Combination Agreement with BOA by the Company and BOA is not publicly announced on or before 31 December 2021. For the avoidance of doubt, for the purposes of this Agreement prior written consent of the Shareholder may be given pursuant to this Agreement or (if the Shareholder is party to such other agreement) such agreement (as applicable), including by way of Shareholder entering into an agreement to effect such amendment, supplementation, modification or waiver.

6. No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and without limiting the generality of the foregoing, none of the Representatives of any of BOA, the Company or the Shareholder shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral warranties made or alleged to be made in connection herewith, except as expressly provided herein.

7. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to BOA, to:

BOA Acquisition Corporation

2600 Virginia Ave NW,

Suite T23 Management Office

Washington, D.C. 20037

Attention:     Ben Friedman, CFO

E-mail:         ben@friedmancap.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1700 Pennsylvania Avenue NW

Washington, DC 20006

Attention:    Brian E. Ashin

                    Alan M. Noskow

E-mail:        bashin@kslaw.com

                    anoskow@kslaw.com

If to the Company, to:

Selina Holding Company, UK Societas

6th Floor, 2 London Wall Place

Barbican, London EC2Y 5AU

Attention:     Jon Grech, General Counsel

E-mail:         jon.grech@selina.com

with a copy (which shall not constitute notice) to:

Morgan Lewis & Bockius UK LLP

Condor House, 5-10 St Paul’s Churchyard

London EC4M 8AL

Attention:     Tomasz Wozniak

E-mail:         tomasz.wozniak@morganlewis.com

If to the Shareholder, to:

Fondo Grupo Wiese Internacional

Av. Canaval y Moreyra 522, Piso 16

San Isidro, Lima, Peru

Attention:     Stefano Susffalich

                     Franco Alberti

                     Luis Mauricio Bulnes

Email:          ssusffalich@gwiese.com

                      falberti@gwiese.com

                      lbulnes@gwiese.com

with a copy (which shall not constitute notice) to:

Rebaza, Alcázar & De Las Casas

Av. Víctor Andrés Belaúnde 147

Vía Principal 133, Piso 2

San Isidro, Lima, Peru

Attention:    Luis Miguel Elias

                    Rafael Lulli Josefina Arana

Email:         luismiguel.elias@rebaza-alcazar.com

                     rafael.lulli@rebaza-alcazar.com

                     josefina.arana@rebaza-alcazar.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

8. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

9. Amendments and Waivers; Assignment Any provision of this Agreement may be (a) amended if, and only if, such amendment is in writing and signed by the Shareholder, the Company and BOA and (b) waived if, and only if, such waiver is in writing and signed by the Party against whom such waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Shareholder without the prior written consent of BOA and the Company (to be withheld or given in their sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 11 shall be void.

10. Fees and Expenses. Except, in the case of BOA, as otherwise set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

11. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform his, her or its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

12. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

13. Miscellaneous. Sections 8.1 (Non-Survival), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial) and 8.16 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

BOA ACQUISITION CORP.

By:	/s/ Brian Friedman
Name:	Brian Friedman
Title:	Chief Executive Officer

[Signature Page to Transaction Support Agreement]

SELINA HOLDING COMPANY, UK SOCIETAS

By:	/s/ Rafael Museri
Name:	Rafael Museri
Title:	Director and CEO

FONDO GRUPO WIESE INTERNACIONAL

By:	/s/ Gonzalo de la Puente Wiese
Name:	Gonzalo de la Puente Wiese
Title:	Legal Representative

By:	/s/ Franco Alberti Delgado
Name:	Franco Alberti Delgado
Title:	Legal Representative

[Signature Page to Transaction Support Agreement]

SCHEDULE A

Class/Series Securities	Number of Shares
Company Series A Shares	229,272
Company Series B Shares	247,599
Company Series C Shares	476,796
Company Series D Shares	—
Company Ordinary Shares	—
Other Company Equity Securities	—

Shareholder also holds a Convertible Loan Note with a principal amount of US$ 1,800,000.

SCHEDULE B

[Intentionally deleted]

EXHIBIT A

Proxy

The form of proxy attached to the Circular containing Notice of Meetings dated 16 August 2021, with such amendments as are required to give effect to the terms of this Agreement.

EXHIBIT B

Draft Business Combination Agreement

EXHIBIT C

Draft Investor Rights Agreement